Exhibit 99.1

CONTRAVIR PHARMACEUTICALS, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK AND WARRANTS TO PURCHASE COMMON STOCK

EDISON, NJ — October 6, 2015 - ContraVir Pharmaceuticals, Inc. (Nasdaq:CTRV) (“ContraVir” or the “Company”), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced that it intends to offer shares of its common stock and warrants to purchase shares of its common stock in an underwritten public offering.  The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Laidlaw & Company (UK) Ltd. is the sole book-running manager for the offering.

A shelf registration statement on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement relating to the offering, when available, may be obtained from the offices of Laidlaw & Company (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY, 10036, telephone: 212-953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ContraVir Pharmaceuticals, Inc.:

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for the Hepatitis B virus (HBV). CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)
tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)
csojda@tiberend.com; (212) 375-2686